                                                                      Exhibit 11
                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   THREE MONTHS ENDED                        SIX MONTHS ENDED
                                             -------------------------------          ------------------------------
                                               JULY 5            JUNE 29                 JULY 5            JUNE 29
                                                1997              1996                    1997              1996
                                             -------------     -------------          -------------      -----------

PRIMARY EARNINGS PER SHARE

Net income                                 $       78,904    $       69,892         $      149,090     $    125,822
Less Preferred Stock dividends
     and redemption premium                         1,158             1,127                  2,268            2,251
                                             -------------     -------------          -------------      -----------
Net income available to
     common stockholders                   $       77,746    $       68,765         $      146,822     $    123,571
                                             =============     =============          =============      ===========

Average number of common
     shares outstanding                            63,693            63,719                 63,828           63,641
                                             =============     =============          =============      ===========

Primary earnings per share                          $1.22             $1.08                  $2.30            $1.94
                                             =============     =============          =============      ===========


FULLY DILUTED EARNINGS PER SHARE

Net income                                 $       78,904    $       69,892         $      149,090     $    125,822
Increased ESOP contribution
     required if Preferred Stock were
     converted to Common Stock                        312               334                    624              670
                                             -------------     -------------          -------------      -----------
Fully diluted earnings                     $       78,592    $       69,558         $      148,466     $    125,152
                                             =============     =============          =============      ===========

Average number of common
     shares outstanding                            63,693            63,719                 63,828           63,641
Additional common equivalent shares
     resulting from:
     Conversion of Preferred Stock                  1,483             1,529                  1,489            1,546
     Dilutive effect of stock options                 784               419                    775              419
                                             -------------     -------------          -------------      -----------
Average number of common and
     common equivalent shares                      65,960            65,667                 66,092           65,606
                                             =============     =============          =============      ===========

Fully diluted earnings per share                    $1.19             $1.06                  $2.25            $1.91
                                             =============     =============          =============      ===========





                                       11